Exhibit 10.1

UNITED STATES OF AMERICA

Before the

OFFICE OF THRIFT SUPERVISION

)
In the Matter of	)	Order No.: SE-11-006
)
)
BANKATLANTIC BANCORP, INC.	)	Effective Date: February 23, 2011
)
Fort Lauderdale, Florida	)
OTS Docket No. H-2327)
)

ORDER TO CEASE AND DESIST

WHEREAS, BankAtlantic Bancorp, Inc., Fort Lauderdale, Florida, OTS Docket No. H-2327 (Holding Company), by and through its Board of Directors (Board), has executed a Stipulation and Consent to the Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, the Holding Company, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Southeast Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings and loan holding company has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

BankAtlantic Bancorp, Inc.

Order to Cease and Desist

Cease and Desist.

1. The Holding Company, its institution-affiliated parties,1 and its successors and assigns, shall cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in, counseling, or the aiding and abetting of unsafe or unsound banking practices that resulted in:

(a) operating its wholly owned savings association subsidiary, BankAtlantic, Fort Lauderdale, Florida OTS # 05551 (Association), with an inadequate level of capital protection for the volume, type and quality of assets held by the Association;

(b) operating the Association with inadequate earnings to augment capital and support reserves; and

(c) operating the Association with an excessive level of adversely classified loans and assets.

Capital Maintenance and Augmentation Plan.

2. By March 31, 2011, the Holding Company shall submit for Regional Director review and non-objection a written plan to maintain and enhance the capital of the Holding Company and the Association and to ensure that the Association complies with the capital requirements imposed by the Association’s Order to Cease and Desist issued by the OTS effective February 23, 2011 (Capital Maintenance and Augmentation Plan). The Capital Maintenance and Augmentation Plan shall:

(a) address the requirements and restrictions imposed by this Order;

[1]	The term “institution-affiliated party” is defined at 12 U.S.C. § 1813(u).

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Order to Cease and Desist

(b) identify the specific sources of additional capital and the timeframes and methods by which additional capital will be raised and infused into the Association, if necessary, including specific target dates and capital levels;

(c) establish an alternative strategy including, but not limited to, seeking a merger or acquisition partner for the Holding Company and/or the Association, to be implemented immediately if the Holding Company’s primary strategy to raise and infuse additional capital is unsuccessful; and

(d) require the Board to review, at each regularly scheduled Board meeting, the Holding Company’s compliance with its Capital Maintenance and Augmentation Plan and the Association’s compliance with its Capital Plan.

3. Upon receipt of written non-objection from the Regional Director, the Holding Company shall implement and adhere to the Capital Maintenance and Augmentation Plan. A copy of the Capital Maintenance and Augmentation Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within twenty (20) days after the Board meeting.

Business Plan.

4. By March 31, 2011, the Holding Company shall submit a comprehensive business plan for calendar year 2011 (Business Plan) to the Regional Director for review and non-objection. Thereafter, the Holding Company shall submit an updated one year Business Plan at least sixty (60) days prior to the end of each calendar year. At a minimum, the Business Plan shall conform to applicable laws, regulations and regulatory guidance and include:

(a) consideration of the capital needs and requirements at the Association, in addition to the capital necessary to support operations and debt service at the Holding Company;

BankAtlantic Bancorp, Inc.

Order to Cease and Desist

(b) plans to improve the Holding Company’s core earnings, reduce expenses, and achieve profitability on a consistent basis throughout the term of the Business Plan;

(c) strategies for ensuring that the Holding Company has the financial and personnel resources necessary to implement and adhere to the Business Plan, adequately support the Holding Company’s risk profile, maintain compliance with applicable regulatory requirements, and comply with this Order;

(d) quarterly pro forma financial projections (balance sheet, regulatory capital ratios, and income statement) for each quarter covered by the Business Plan; and

(e) identification of all relevant assumptions made in formulating the Business Plan.

5. Upon receipt of written notice of non-objection from the Regional Director, the Holding Company shall implement and adhere to the Business Plan. A copy of the Business Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within twenty (20) days after the Board meeting.

6. Any material modifications2 to the Business Plan must receive the prior written non-objection of the Regional Director. The Holding Company shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.

7. Within forty-five (45) days after the end of each quarter, after implementation of the Business Plan, the Board shall review quarterly variance reports on the Holding Company’s compliance with the Business Plan (Variance Reports). The Variance Reports shall:

[2]	A modification shall be considered material under this Section of the Order if the Association plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material modification.

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Order to Cease and Desist

(a) identify material variances in the Holding Company’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;

(b) contain an analysis and explanation of identified variances; and

(c) discuss the specific measures taken or to be taken to address identified variances.

8. A copy of the Variance Reports and Board meeting minutes shall be provided to the Regional Director within ten (10) days after the Board meeting.

Association Oversight.

9. Effective immediately, the Holding Company shall ensure the Association’s compliance with applicable laws, rules, regulations, and agency guidance and the terms of the Association’s Order to Cease and Desist issued by the OTS effective February 23, 2011.

Dividends.

10. Effective immediately, the Holding Company shall not declare or pay any dividends or other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without the prior written non-objection of the Regional Director. The Holding Company’s written request for non-objection shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend payment or distribution of capital.

Debt Limitations.

11. Effective immediately, the Holding Company, on an unconsolidated, parent company only basis, shall not: (a) incur, issue, renew, repay, or rollover any debt or debt securities,3 increase any current lines of credit, guarantee the debt of any entity, or otherwise incur any

[3]	For purposes of this Paragraph of the Order, the term “debt” includes, but is not limited to: loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt; and does not include: liabilities that are incurred in the ordinary course of business to acquire goods and services and that are normally recorded as accounts payable under generally accepted accounting principles.

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Order to Cease and Desist

additional debt without receiving the prior written non-objection of the Regional Director. The Holding Company’s written request for non-objection shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of the proposed debt issuance, renewal, or rollover; the proposed increase in any current lines of credit; the proposed guarantee of the debt of any entity; or any other incurrence of additional debt.

Cash Flow Projections.

12. The Holding Company, on an unconsolidated, parent company only basis, shall submit to the Regional Director copies of its quarterly cash flow projections, all assumptions used to make such projections, and asset and funding concentrations consistent with applicable law, regulation and regulatory guidance including, but not limited to, the Interagency Policy Statement on Funding and Liquidity Risk Management (March 17, 2010) (Projections). The Projections shall be submitted to the Regional Director no later than fifteen (15) days prior to the beginning of each calendar quarter, with the first submission due for the quarter beginning April 1, 2011.

Transactions with Affiliates.

13. Effective immediately, the Holding Company shall not enter into any agreements, contracts, or arrangements with the Association, or renew, amend, or modify any existing agreements, contracts, or arrangements with the Association without receiving the prior written non-objection of the Regional Director. The Holding Company’s written request for non-objection shall be submitted to the Regional Director at least forty-five (45) days prior to the proposed date of any transaction covered by this Paragraph.

BankAtlantic Bancorp, Inc.

Order to Cease and Desist

Directorate and Management Changes.

14. Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers4 set forth in 12 C.F.R. Part 563, Subpart H.

Employment Contracts and Compensation Arrangements.

15. Effective immediately, the Holding Company shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Holding Company, unless it first provides the Regional Director with not less than forty-five (45) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites.

16. Effective immediately, the Holding Company shall not make or agree to make any incentive compensation payments (cash or non-cash) to Senior Executive Officers who also are directors of the Association without the prior written approval of the Regional Director.

17. By March 31, 2011, the Board must revise the Holding Company’s incentive compensation plan to address the corrective actions in the 2010 Examination and to conform with applicable law, regulation and agency guidance including, but not limited to, the Interagency Guidance on Sound Incentive Compensation Policies (June 21, 2010). A third-party consultant must be engaged to review the revised plan and address compliance with this Order and standard industry practices. Within seventy-five (75) days, the Board shall adopt and

[4]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

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implement the revised plan and provide the Regional Director with a copy of the Board meeting minutes indicating its actions.

Golden Parachute and Indemnification Payments.

18. Effective immediately, the Holding Company shall not make any golden parachute payment5 or prohibited indemnification payment6 unless, with respect to each such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359.

Board Oversight of Compliance with Order.

19. Within thirty (30) days, the Board shall designate a committee to monitor and coordinate the Holding Company’s compliance with the provisions of this Order (Oversight Committee). The Oversight Committee shall be comprised of three (3) or more directors, the majority of whom shall be independent7 directors.

20. Within forty-five (45) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Oversight Committee shall submit a written compliance progress

[5]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
[6]	The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(1).
[7]	For purposes of this Order, an individual who is “independent” with respect to the Holding Company shall be any individual who:

(a) is not employed in any capacity by the Holding Company, its subsidiaries, or its affiliates, other than as a director;

(b) does not own or control more than ten percent (10%) of the outstanding shares of the Holding Company or any of its affiliates;

(c) is not related by blood or marriage to any officer or director of the Holding Company or any of its affiliates, or to any shareholder owning more than ten percent (10%) of the outstanding shares of the Holding Company or any of its affiliates, and who does not otherwise share a common financial interest with any such officer, director or shareholder;

(d) is not indebted, directly or indirectly, to the Holding Company or any of its affiliates, including the indebtedness of any entity in which the individual has a substantial financial interest, in an amount exceeding 10 percent (10%) of the Association’s total Tier 1 (Core) capital; and

(e) has not served as a consultant, advisor, underwriter, or legal counsel to the Holding Company or any of its affiliates.

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report to the Board (Compliance Tracking Report). The Compliance Tracking Report shall, at a minimum:

(a)	separately list each corrective action required by this Order;
(b)	identify the required or anticipated completion date for each corrective action; and
(c)	discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.

21. Within forty-five (45) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Board shall review the Compliance Tracking Report and all reports required to prepared by this Order. Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board. A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within ten (10) days after the Board meeting.

Effective Date, Incorporation of Stipulation.

22. This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

23. This Order shall remain in effect until terminated, modified, or suspended by written notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

24. Calculation of time limitations for compliance with the terms of this Order run from the Effective Date and shall be based on calendar days, unless otherwise noted.

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Order to Cease and Desist

25. The Regional Director, or an OTS authorized representative, may extend any of the deadlines set forth in the provisions of this Order upon written request by the Holding Company that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

Submissions and Notices.

26. All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

27. Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:

(a)	To the OTS:

Regional Director

Office of Thrift Supervision

1475 Peachtree St., NE

Atlanta, Georgia 30309

(b)	To the Holding Company:

BankAtlantic Bancorp

c/o Alan B. Levan

2100 West Cypress Creek Road

Fort Lauderdale, FL 33309

No Violations Authorized.

28. Nothing in this Order or the Stipulation shall be construed as allowing the Holding

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Company, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/ James G. Price
James G. Price Regional Director, Southeast Region

Date: See Effective Date on page 1

BankAtlantic Bancorp, Inc.

Order to Cease and Desist